REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of Crush Mobile, LLC:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Crush Mobile, LLC (“the Company”) as of December 31, 2017 and 2016, the related statements of operations, members’ deficit, and cash flows for each of the years in the two year period ended December 31, 2017 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Sadler, Gibb & Associates, LLC

Sadler, Gibb & Associates, LLC

We have served as the Company’s auditor since 2018.

Salt Lake City, UT

April 6, 2018

CRUSH MOBILE, LLC

BALANCE SHEETS

	December 31,	December 31,
	2017	2016

ASSETS
Current Assets
Cash	$7,272	$6,071
Prepaid expenses	-	7,698
Total Current Assets	7,272	13,769

Total Assets	$7,272	$13,769

LIABILITIES AND MEMBERS' DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$22,879	$28,928
Notes payable – related party	380,000	300,000
Total Current Liabilities	402,879	328,928

Total Liabilities	402,879	328,928

Commitments and Contingencies	-	-

Members’ Deficit
Members’ equity (unlimited Class A units authorized, 1,375,000 issued and outstanding at December 31, 2017 and 2016)	1,488,256	1,447,756
Accumulated deficit	(1,883,863)	(1,762,915)
Total Members' Deficit	(395,607)	(315,159)
Total Liabilities and Members' Deficit	$7,272	$13,769

See accompanying notes to financial statements.

CRUSH MOBILE, LLC

STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,	December 31,
	2017	2016

Revenues	$51,106	$78,903

Operating Expenses:
Advertising and promotion	200	105,597
IT services	138,825	354,552
General and administrative	14,379	171,966
Professional fees	18,650	57,716
Rent – related party	-	12,895
Total operating expenses	172,054	702,726

Loss from Operations	(120,948)	(623,823)

Income tax	-	-

Net Loss	$(120,948)	$(623,823)

See accompanying notes to financial statements.

CRUSH MOBILE, LLC

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2017	2016
Cash Flows From Operating Activities
Net loss	$(120,948)	$(623,823)
Changes in operating assets and liabilities:
Prepaid expenses	7,698	-
Accounts payable and accrued expenses	(6,049)	(16,519)
Net Cash Used In Operating Activities	(119,299)	(640,342)
Cash Flows From Financing Activities
Proceeds from member contributions	40,500	300,000
Proceeds from notes payable – related party	80,000	300,000
Net Cash Provided by Financing Activities	120,500	600,000
Net Increase (Decrease) In Cash	1,201	(40,342)
Cash, Beginning of Period	6,071	46,413
Cash, End of Period	$7,272	$6,071
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

See accompanying notes to financial statements.

CRUSH MOBILE, LLC

STATEMENT OF MEMBERS’ DEFICIT

	Class A	Members’	Accumulated
	Units	Equity	Deficit	Total

Balance, December 31, 2015	1,250,000	$ 1,147,756	$ (1,139,092)	$ 8,664

Member contributions	125,000	300,000	-	300,000
Net loss for the year ended December 31, 2016		-	(623,823)	(623,823)

Balance, December 31, 2016	1,375,000	$ 1,447,756	$ (1,762,915)	$ (315,159)

Member contributions	-	40,500	-	40,500
Net loss for the year ended December 31, 2017	-	-	(120,948)	(120,948)

Balance, December 31, 2017	1,375,000	$ 1,488,256	$ (1,883,863)	$ (395,607)

See accompanying notes to financial statements.

CRUSH MOBILE, LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2017

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

Crush Mobile, LLC (“the Company”) was incorporated in the State of Delaware on April 7, 2014. The Company’s principal business is to provide an online platform to help singles find love through demographically targeted apps for iPhone and Android platforms for specific audiences such as Jewish, Latino and African American.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Risk and Uncertainties

The Company operates in an industry that is subject to rapid change and intense competition. The Company’s operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks, including the potential risk of business failure.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less at the date of purchase and money market accounts to be cash equivalents. As of December 31, 2017 and 2016, the Company had no cash equivalents and all cash amounts consisted of cash on deposit.

Prepaid expense

Prepaid expenses consist mainly of payments to vendors made in advance and deposits held on account for the Company.

Revenue Recognition

Revenue is recognized when all of the following criteria are met:

•Persuasive evidence of an arrangement exists. Evidence of an arrangement consists of an order from the Company’s distributors, resellers or customers.

•Delivery has occurred. Delivery is deemed to have occurred when title and risk of loss has transferred.

•The fee is fixed or determinable. The Company assesses whether the fee is fixed or determinable based on the terms associated with the transaction.

•Collection is reasonably assured. The Company assesses collectability based on credit analysis and payment history.

Revenue for both in-app purchases and in-app adds sold is recognized upon the receipt of cash or amortized over the period the advertisement runs using the straight-line method if the contract spans multiple periods.

Fair Value of Financial Instruments

The fair values of the Company’s assets and liabilities that qualify as financial instruments under FASB ASC Topic 825, “Financial Instruments,” approximate their carrying amounts presented in the accompanying financial statements at December 31, 2017 and 2016.

Loss Contingencies

The Company recognizes contingent losses that are both probable and estimable. In this context, the Company defines probability as circumstances under which events are likely to occur. In regard to legal costs, we record such costs as incurred.

Income Taxes

The Company has elected to be treated as a limited liability company for income tax purposes. Accordingly, taxable income and losses of the Company are reported on the income tax returns of the Company’s members, and no provision for federal income taxes has been recorded on the accompanying consolidated financial statements.

The Company follows guidance that prescribes a “more likely than not” measurement methodology to reflect the financial statement impact of uncertain tax positions taken or expected to be taken in a tax return. If taxing authorities were to disallow any tax positions taken by the Company, the additional income taxes, if any, would be imposed on the members rather than the Company. Accordingly, there would be no effect on the Company’s consolidated financial statements.

Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. No interest or penalties have been assessed from the Company’s inception through December 31, 2017. The Company’s information returns for the tax years subject to examination by tax authorities include 2014 through the current year for state and federal tax reporting purposes.

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The cash balance at times may exceed federally insured limits. Management believes the financial risk associated with these balances is minimal and has not experienced any losses to date. At December 31, 2017 and 2016, Company did not have any cash balances in excess of FDIC insured limits.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by FASB that are adopted by the Company as of the specified effective date. If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company’s financial statements upon adoption

NOTE 3 – LIQUIDITY/GOING CONCERN

As of December 31, 2017, the Company has accumulated losses of $1,883,863 and has sustained negative cash flows from operating activities since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. During the year ended December 31, 2017, the Company received $40,500 in member contributions and issued $80,000 in debt to fund its operations. Management plans to (i) raise additional capital as soon as possible, to fund continued operations of the Company, (ii) eventually to generate profits from operations and (iii) look for strategic acquisitions.

In the event the Company does not generate sufficient funds from revenues or financing through the issuance of its Membership units or from debt financing, the Company will be unable to fully implement its business plan and pay its obligations as they become due, any of which circumstances would have a material adverse effect on its business prospects, financial condition, and results of operations. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities.

NOTE 4 – NOTES PAYABLE RELATED PARTY

On May 2, 2016, the Company issued a $50,000 promissory note to Ed Murphy, member and related party. The note bears interest at 1% and matured on May 2, 2017. As of December 31, 2017, the note is in default, due on demand, has not yet been repaid and the full principal amount is outstanding.

On June 23, 2016, the Company issued a $150,000 promissory note to Itay Koren, member and related party. The note bears interest at 1% and matured on June 23, 2017. As of December 31, 2017, the note is in default, due on demand, has not yet been repaid and the full principal amount is outstanding.

On August 29, 2016, the Company issued a $100,000 promissory note to Itay Koren, member and related party. The note bears interest at 1% and matured on August 29, 2017. As of December 31, 2017, the note is in default, due on demand, has not yet been repaid and the full principal amount is outstanding.

On January 3, 2017, the Company issued an $80,000 promissory note to 17 Media Group, LLC which is majority owned by Itay Koren, a member and related party. The note bears interest at 1% and matures on January 3, 2018. As of December 31, 2017, this note has not yet been repaid and the full principal amount is outstanding.

NOTE 5 – MEMBERS’ EQUITY

During the year ended December 31, 2016, the Company received an aggregate $100,000 in equity contributions from Itay Koren, a member and related party, in exchange for 69,444 membership units

On February 29, 2016, the Company received $150,000 from an investor, as payment for 41,667 membership units.

On February 8, 2016, the Company received $50,000 from an investor, as payment for 13,889 membership units.

During the year ended December 31, 2017, the Company received an aggregate $40,500 in equity contributions from Itay Koren, a member and related party.

NOTE 6 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2016, the Company rented office space from Intercom Media, which is partially owned by Itay Koren, a member and related party. During the year ended December 31, 2016 the company incurred expenses to Intercom Media of $12,895.

During the year ended December 31, 2017, the Company received expense reimbursements from Itay Koren, a member and related party, totaling $70,500 for use of certain employees.

During the year ended December 31, 2016, the Company received an aggregate $100,000 in equity contributions from Itay Koren, a member and related party, in exchange for 69,444 membership units.

NOTE 7 – SUBSEQUENT EVENTS

We have evaluated all events that occurred after the balance sheet date through the date when our financial statements were issued to determine if they must be reported. Management has determined that other than as disclosed below, there were no additional reportable subsequent events to be disclosed.

Business Transactions

On January 8, 2018, the Company’s members completed the sale of the Company to Northsight Capital, Inc (“Northsight”).

The Company and its members received an aggregate of 7,904,000 shares of common stock in Northsight as follows: (i) 4,904,000 shares to the Company’s members and (ii) 3,000,000 shares to certain creditors (who are also members) in full satisfaction of $300,000 of indebtedness owed to them by the Company. In addition, within one year of the closing, (i) certain members will receive cash for their interests and (ii) Northsight will pay $80,000 in cash to an affiliate of Itay Koren in satisfaction of indebtedness owed by the company to such affiliate.